Yield10 Bioscience Announces First Quarter 2024 Financial Results
-Earns $1 million in milestone payments from Vision Bioenergy Oilseeds

WOBURN, Mass. - May 15, 2024 - Yield10 Bioscience, Inc. (Nasdaq:YTEN) ("Yield10" or the "Company"), an agricultural bioscience company, today reported financial results for the first quarter ended March 31, 2024.

"In the first quarter of 2024, we made the strategic decision to focus our resources on the commercialization of Camelina products targeting the aquafeed and nutritional markets for omega-3 fatty acids," said Oliver Peoples, Ph.D., President and Chief Executive Officer of Yield10. "We are building seed inventory in anticipation of commercial scale planting, planning to obtain regulatory approval to sell omega-3 oil for aquafeed in Chile, and engaging with potential commercial partners to enable future commercial sale of omega-3 oil and meal in target markets.

"We recently completed deliverables earning $1 million in milestone payments from Vision Bioenergy Oilseeds. Earlier this year, we granted a license to VISION related to our herbicide tolerance technology for Camelina. In recent months we have obtained clearances from both USDA-APHIS and the U.S. EPA allowing commercial planting of HT Camelina together with the use of glufosinate herbicide for the management of broad leaf weeds, representing a key milestone in the commercial development of Camelina.

"Yield10 is a leader in the development of Camelina as a commercial crop and in engineering novel traits into the crop. In April of 2024, Yield10 was granted a U.S. patent covering oilseed plants engineered with a complex, novel carbon fixation pathway and in May of 2024, the Company was granted a Notice of Allowance on C3004, a trait that increases photosynthesis driving increased branching and seed yield in Camelina. We expect this patent to issue in the second half of 2024.

"In the coming months, we plan to continue to execute on our commercial and regulatory plan to produce omega-3 oil and meal products in Camelina, to combine our herbicide tolerant and omega-3 traits to produce new Camelina varieties, and to continue to support grower adoption of Camelina," said Dr. Peoples.

Recent Accomplishments
Recent progress by Yield10 is underscored by corporate milestones achieved since the start of 2024.

•On May 13, 2024, Vision Bioenergy Oilseeds, LLC (“VISION”) made an additional $1 million in milestone payments to Yield10 in connection with certain deliverables to VISION in accordance with the terms of our license agreement signed in February of 2024.

•Yield10 anticipates planting its omega-3 DHA1 (EPA+DHA) Camelina variety this fall as part of its seed scale-up program to build seed inventory to produce oil for sampling potential partners and future pre-commercial scale planting.

•During the first quarter of 2024, the U.S. Environmental Protection Agency (“EPA”) approved an amendment to the label language of INTERLINE® Herbicide to include the oilseed Camelina. This allows Yield10’s glufosinate-tolerant Camelina to be sprayed with INTERLINE®, a glufosinate containing herbicide, providing farmers with a much-needed method to control broad leaf weeds during Camelina field production. INTERLINE® is marketed by UPL, Ltd., a global provider of sustainable agricultural solutions.

•On April 23, 2024 the U.S. Patent and Trademark Office (“PTO”) granted to the Company U.S. Patent No. US 11,965,182 “Plants with Enhanced Yield and Methods of Construction.” In the patent, the Yield10 inventors describe engineering a complex carbon fixation pathway into Camelina as a representative oilseed plant. The patent supports potential use of complex metabolic engineering strategies to increase crop yield.

•In May of 2024, the U.S. PTO granted to Yield10 a Notice of Allowance for a patent application entitled "Genetically engineered land plants that express an increased seed yield protein and/or an increased seed yield RNA." This U.S. patent covers Yield10's C3004 trait, which has been shown to increase photosynthesis in Camelina and to produce more branching and seed yield in field tests reported by the Company.

FIRST QUARTER 2024 FINANCIAL OVERVIEW
Reverse Stock Split

On May 2, 2024, the Company effected a 1-for-24 reverse stock split of its common stock. Unless otherwise indicated, all share amounts, per share data, share prices, and conversion rates set forth in this press release and the accompanying condensed financial statements have, where applicable, been adjusted retroactively to reflect this reverse stock split.
Cash Position
Yield10 is managed with an emphasis on cash flow and deploys its financial resources in a disciplined manner to achieve its key strategic objectives.
Yield10 ended the first quarter of 2024 with $1.6 million in unrestricted cash and cash equivalents; a net increase of $0.5 million from unrestricted cash, cash equivalents and investments of $1.1 million reported as of December 31, 2023. The Company used $0.9 million in cash for its operating activities during the three months ended March 31, 2024, in comparison to $2.7 million used for operating activities during the first three months of 2023. The net decrease in cash usage reflects the Company's continuing efforts to conserve cash resources by reducing expenses and delaying payments to vendors and the receipt of the initial $2.0 million paid by VISION upon execution of the commercial license agreement.
In February of 2024, Yield10 granted a commercial license to VISION for certain proprietary varieties of Camelina for the production of feedstock oil for biofuels and other markets excluding omega-3 oils and bioplastics. VISION will make cash payments to the Company totaling $3.0 million, of which $2.0 million was received as of March 31, 2024, and the remainder was paid by VISION during the second quarter of 2024 upon the Company's completion of certain near-term milestones. In March 2024, the Company also entered into warrant exercise agreements with certain existing institutional investors, pursuant to which these investors agreed to exercise a portion of the warrants issued to them in May of 2023 and/or August of 2023. The Company received net proceeds of approximately $1.2 million from the exercise of the warrants, net of transaction expenses of $0.2 million incurred in completing the arrangement.
Operating Results
During the three months ended March 31, 2024, the Company recognized $0.3 million in license revenue from the agreement with VISION. The license agreement with VISION contains a number of service deliverables that the Company must meet in order to fulfill its contractual obligations. The Company will recognize the $3.0 million in revenue on a straight line basis through the estimated completion date of the final service deliverables estimated to occur through September of 2025. Research grant revenue was $0.1 million for the three months ended March 31, 2023. Yield10 did not recognize grant revenue during the three months ended March 31, 2024, as the Company's five-

year sub-award with Michigan State University in support of a U.S. Department of Energy funded grant was completed in March 31, 2023 with no further grant revenue to be recognized.
Research and development expenses were $1.4 million during the first three months of 2024 compared to $2.2 million during the first three months of 2023 and general and administrative expenses were $1.4 million during the first three months of 2024 compared to $1.7 million during the three months ended March 31, 2023. The decreased expenses quarter over quarter reflect the Company's efforts to better align its expenses with its cash resources.
Yield10 reported a net loss of $2.5 million for the three months ended March 31, 2024, or $4.77 per share, as compared to a net loss of $3.8 million, or $18.16 per share, for the three months ended March 31, 2023.
About Yield10 Bioscience
Yield10 Bioscience, Inc. ("Yield10" or the "Company") is an agricultural bioscience company that is leveraging advanced genetics to develop the oilseed Camelina sativa ("Camelina") as a platform crop for large-scale production of sustainable seed products. These seed products include feedstock oils for renewable diesel and sustainable aviation biofuels; omega-3 (EPA and DHA+EPA) oils for pharmaceutical, nutraceutical and aquafeed applications; and, in the future, PHA biomaterials for use as biodegradable bioplastics. Subject to the availability of sufficient financial resources to continue operations, our commercial plan is based on establishing a grain contracting business leveraging our proprietary elite Camelina seed varieties, focusing on the production of omega-3 oils for nutritional applications and partnering or licensing our advanced Camelina gene technologies to biofuel value chain partners to support their goals of meeting the growing demand for low-carbon intensity feedstock oil. Yield10 is headquartered in Woburn, MA and has a Canadian subsidiary, Yield10 Oilseeds Inc., located in Saskatoon, Canada.

For more information about the Company, please visit www.yield10bio.com, or follow the Company on X (formerly Twitter), Facebook and LinkedIn. (YTEN-E)

Safe Harbor for Forward-Looking Statements
This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, expectations regarding Yield10’s cash position, cash forecasts and runway, expectations related to research and development and commercialization activities, intellectual property, the expected regulatory path for traits, reproducibility of data from field tests, the timing of completion of additional greenhouse and field test studies, the outcomes of its 2024 seed production activities, 2024 spring field tests, 2023-2024 winter field tests, Camelina planting under growers contracts and seed scale-up activities, the signing of research licenses and collaborations, including whether the objectives of those collaborations will be met, whether the Company will be able to generate proof points for traits in development and advance business discussions around its Camelina business plan, the geopolitical uncertainty caused by the conflict between Ukraine and Russia, and value creation as well as the overall progress of Yield10, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, but not limited to, the Company’s ability to secure adequate funding in the near term to continue operations, as to which no assurance can be given, as well as the risks and uncertainties detailed in Yield10 Bioscience's filings with the Securities and Exchange Commission. Yield10 assumes no obligation to update any forward-looking information contained in this press release or with respect to the matters described herein.

Contact:
Yield10 Bioscience:
Lynne H. Brum, (617) 682-4693, LBrum@yield10bio.com

(FINANCIAL TABLES FOLLOW)

YIELD10 BIOSCIENCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	Three Months Ended March 31,
	2024	2023
Revenue:
Grant revenue	$—	$60
License revenue	300	—
Total revenue	300	60

Expenses:
Research and development	1,366	2,162
General and administrative	1,374	1,698
Total expenses	2,740	3,860
Loss from operations	(2,440)	(3,800)

Other income (expense):
Other income (expense), net	(32)	18
Total other income (expense)	(32)	18
Loss from operations before income taxes	(2,472)	(3,782)
Income tax provision	—	—
Net loss	$(2,472)	$(3,782)

Basic and diluted net loss per share	$(4.77)	$(18.16)
Number of shares used in per share calculations:
Basic and diluted	518,534	208,323

YIELD10 BIOSCIENCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED
(In thousands, except share and per share amounts)

	March 31, 2024	December 31, 2023
Assets
Current Assets:
Cash and cash equivalents	$1,597	$1,068
Prepaid expenses and other current assets	526	332
Total current assets	2,123	1,400
Restricted cash	47	264
Property and equipment, net	487	548
Right-of-use assets, net	1,529	1,653
Other assets	57	42
Total assets	$4,243	$3,907

Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable	$1,646	$1,202
Accrued expenses	1,187	2,010
Deferred revenue	1,700	—
Current portion of lease liabilities	687	669
Convertible note payable, net of issuance costs	990	984
Total current liabilities	6,210	4,865
Lease liabilities, net of current portion	1,346	1,525
Total liabilities	7,556	6,390
Commitments and contingencies
Stockholders’ Deficit:
Preferred stock ($0.01 par value per share); 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock ($0.01 par value per share); 60,000,000 shares authorized at March 31, 2024 and December 31, 2023; 641,744 and 501,357 shares issued and outstanding at March 31, 2024 and December 31, 2023, respectively	6	5
Additional paid-in capital	413,567	411,929
Accumulated other comprehensive loss	(262)	(265)
Accumulated deficit	(416,624)	(414,152)
Total stockholders’ deficit	(3,313)	(2,483)
Total liabilities and stockholders’ deficit	$4,243	$3,907

YIELD10 BIOSCIENCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED
(In thousands)

	Three Months Ended March 31,
	2024	2023
Cash flows from operating activities
Net loss	$(2,472)	$(3,782)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	66	69
Charge for 401(k) company common stock match	9	29
Stock-based compensation	403	436
Non-cash lease expense	124	104
Changes in operating assets and liabilities:
Accounts receivable	—	—
Unbilled receivables	—	30
Prepaid expenses and other assets	(198)	37
Accounts payable	444	307
Accrued expenses	(818)	241
Deferred revenue	1,700	—
Lease liabilities	(161)	(138)
Net cash used in operating activities	(903)	(2,667)

Cash flows from investing activities
Purchase of property and equipment	—	(9)
Proceeds from the maturity of short-term investments	—	1,991
Net cash provided by investing activities	—	1,982

Cash flows from financing activities
Proceeds from warrant inducement exercise, net of issuance costs	1,211	—
Proceeds from At-the-Market offering, net of issuance costs	—	182
Taxes paid on employees' behalf related to vesting of stock awards	—	(41)
Net cash provided by (used in) financing activities	1,211	141

Effect of exchange rate changes on cash, cash equivalents and restricted cash	4	(3)

Net increase (decrease) in cash, cash equivalents and restricted cash	312	(547)
Cash, cash equivalents and restricted cash at beginning of period	1,332	2,620
Cash, cash equivalents and restricted cash at end of period	$1,644	$2,073

Supplemental disclosure of non-cash information:
Offering costs remaining in accounts payable	$—	$79